Exhibit 5.1

Brent B. Siler

+1 202 728 7040

bsiler@cooley.com

November 14, 2018

Entasis Therapeutics Holdings Inc.

35 Gatehouse Drive

Waltham, MA 02451

Re:                             Registration on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Entasis Therapeutics Holdings Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 2,488,226 shares of common stock, par value $0.001 per share, consisting of (i) 1,158,335 shares of common stock, less the number of shares of common stock underlying outstanding options that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares (the “Amended and Restated Plan Shares”) issuable pursuant to the Company’s Amended and Restated Stock Incentive Plan, as amended (the “Amended and Restated Plan”), (ii) 1,189,891 shares of common stock, plus the number of Amended and Restated Plan Shares relating to outstanding options that so terminate (the “2018 Plan Shares”) issuable pursuant to the Company’s 2018 Equity Incentive Plan, (iii) 140,000 shares of common stock (the “ESPP Shares,” together with the Amended and Restated Plan Shares and the 2018 Plan Shares, the “Shares”) issuable pursuant to the Company’s 2018 Employee Stock Purchase Plan (together with the Amended and Restated Plan and the 2018 Equity Incentive Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses included therein, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, (c) the Plans and (d) such other records, documents, certificates, memoranda, and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, and we have assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP   1299 Pennsylvania Avenue, NW, Suite 700   Washington, DC   20004-2400
t: (202) 842-7800  f: (202) 842-7899  cooley.com

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Brent B. Siler
Brent B. Siler